Exhibit 99.1

Press Release	Source: DG FastChannel, Inc.

DG FastChannel Prices Public Offering of Common Stock

Friday December 15, 7:00 am ET

DALLAS--(BUSINESS WIRE)--DG FastChannel, Inc. (the "Company") (NASDAQ: DGIT) announced today that it has priced a public offering of 2,956,000 shares of its common stock, of which 2,556,000 shares will be sold by the Company and 400,000 shares will be sold by a selling stockholder, at a price of $11.40 per share. Net proceeds to the company, after underwriting discounts and commissions and expenses, will be approximately $27.0 million. The company has granted the underwriters a thirty (30) day option to purchase up to an additional 443,400 shares to cover over-allotments, if any. The offering is subject to customary closing conditions and is expected to close on Tuesday, December 19, 2006.

The Company intends to use the net proceeds from the sale of its 2,556,000 shares of common stock to pay down the balance of its revolving credit facility, for potential acquisitions and for general corporate purposes. The Company will not receive any of the proceeds from the shares of common stock sold by the selling stockholder.

Oppenheimer & Co. is the sole book-running manager in this offering. ThinkEquity Partners, LLC and Roth Capital Partners, LLC are acting as co-managers.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering. The offering may be made only by means of a prospectus, copies of which may be obtained, when available, from Oppenheimer & Co., Attention: Equity Capital Markets, 125 Broad Street, 15th Floor, New York, NY 10004, by telephone at (212) 668-8163, or via email at ecm@opco.com.

Forward-Looking Statements

This release contains forward-looking statements relating to the Company, including the expansion of its digital distribution network, and the demand among certain clients for digital audio and video delivery services. These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These and other risks relating to DG FastChannel's business are set forth in the Company's Registration Statement on Form S-3/A filed with the Securities and Exchange Commission on December 4, 2006. DG FastChannel assumes no obligation to publicly update or revise any forward-looking statements.

About DG FastChannel, Inc.

DG FastChannel provides innovative, technology-based solutions to help advertisers and agencies work faster, smarter and more competitively. DG FastChannel delivers the standard in digital media services to the advertising, broadcast and publishing industries. The Company utilizes satellite and Internet transmission technologies and has deployed a suite of digital media intelligence and asset management tools designed specifically for the advertising industry, including creative and production resources, broadcast verification, and digital asset management. The Company has an online media distribution network used by more than 5,000 advertisers and agencies, and over 21,000 online radio, television, cable, network and print publishing destinations. For more information visit www.dgsystems.com, www.fastchannel.com or www.dgfastchannel.com.

Contact:

DG FastChannel, Inc.

Omar Choucair, 972-581-2000

Chief Financial Officer

or

Jaffoni & Collins Incorporated

Joseph Jaffoni, 212-835-8500

dgit@jcir.com